Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Merger
On November 14, 2023, Graphite Bio, Inc., a Delaware corporation (“Graphite”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between Graphite, Generate Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Graphite (“Merger Sub”), and Lenz Therapeutics, Inc., a Delaware corporation (“LENZ”), pursuant to which, Merger Sub merged with and into LENZ, with LENZ continuing as a wholly owned subsidiary of Graphite and the surviving corporation of the merger. On March 21, 2024, Graphite, Merger Sub and Lenz consummated the transactions contemplated by the Merger Agreement, Merger Sub was merged with and into Lenz and Lenz became a wholly owned subsidiary of Graphite (the “merger”). On March 21, 2024, in connection with the transactions contemplated by the Merger Agreement, Graphite (i) effected a reverse stock split of Graphite’s common stock, par value $0.00001 per share (“Graphite common stock”), at a ratio of 1:7 (the “reverse stock split”). Unless otherwise noted, the reverse stock split has not been reflected in the historical share and per share disclosures of Graphite.
At the effective time of the merger (the “effective time”),
a)each then-outstanding share of LENZ’s common stock, par value $0.001 per share (“LENZ common stock”), was converted into the right to receive a number of shares of Graphite’s common stock, par value $0.00001 per share (“Graphite common stock”), based on a ratio calculated in accordance with the Merger Agreement (the “exchange ratio”),
b)each then-outstanding share of LENZ’s preferred stock, par value $0.001 per share (“LENZ preferred stock”), was converted into the right to receive a number of shares of Graphite common stock equal to the exchange ratio multiplied by the aggregate number of LENZ common stock into which each share of LENZ preferred stock is then convertible,
c)each then-outstanding option to purchase LENZ common stock was assumed by Graphite, subject to adjustment as set forth in the Merger Agreement and
d)each then-outstanding warrant to purchase shares of LENZ common stock or LENZ preferred stock was converted into a warrant to purchase shares of Graphite common stock, subject to adjustment as set forth in the Merger Agreement.
Concurrently with the closing of the merger, LENZ completed a private placement with certain investors to purchase 3,559,565 shares of LENZ common stock at a price per share of $15.03 per share for an aggregate gross purchase price of $53.5 million. Upon the closing of the merger and in accordance with the terms and conditions of the Merger Agreement, the shares sold in the private placement have the right to receive a number of shares of Graphite common stock based on the exchange ratio. In connection with the private placement, LENZ entered into a registration rights agreement with the private placement investors, pursuant to which LENZ agreed to use commercially reasonably efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger but in no event later than the 10th day following such closing to register the resale of the shares.
Immediately after the effective time, pre-merger LENZ stockholders owned approximately 65% of the combined company on a fully-diluted basis and pre-merger Graphite stockholders owned approximately 35% of the combined company on a fully-diluted basis (prior to giving effect to the private placement, any exercised options, and excluding any shares reserved for future grants under the 2024 Plan and the 2024 ESPP).
The unexercised and outstanding Graphite stock options at the effective time of the merger with an exercise price per share of equal to or greater than $3.00 (prior to giving effect to the special cash dividend and reverse stock split) accelerated in full as of immediately prior to the effective time and each such stock option not exercised as of immediately prior to the effective time were cancelled at the effective time for no consideration. All Graphite stock options with an exercise price per share of less than $3.00 (prior to giving effect to the special cash dividend and

Exhibit 99.2
reverse stock split) will continue to be subject to the same terms and conditions after the effective time as were applicable to such stock option as of immediately prior to the effective time.
In addition, in connection with the closing, Graphite declared a cash dividend to the pre-merger Graphite stockholders of $60.0 million in the aggregate (the “special cash dividend”).
Unaudited Pro Forma Condensed Combined Financial Statements
The following unaudited pro forma condensed combined financial information gives effect to the merger, which has been accounted for as a reverse recapitalization under U.S. generally accepted accounting principles (“GAAP”), as well as the private placement and special cash dividend. Graphite only held cash and some nominal assets at the closing. LENZ is considered the accounting acquirer for financial reporting purposes. This determination is based on the facts that, immediately following the merger: (i) LENZ stockholders owned a substantial majority of the voting rights of the combined company; (ii) LENZ designated a majority (five of seven) of the initial members of the board of directors of the combined company; and (iii) LENZ’s senior management held all key positions in senior management of the combined company. The transaction is accounted for as a reverse recapitalization of Graphite by LENZ similar to the issuance of equity for the net assets of Graphite, which is primarily cash, short-term investments, and other non-operating assets.
As a result of LENZ being treated as the accounting acquirer, LENZ’s assets and liabilities will be recorded at their pre-combination carrying amounts. Graphite’s assets and liabilities will be measured and recognized at their fair values as of the effective time, which approximate the carrying value of the acquired cash and other non-operating assets. Any difference between the consideration transferred and the fair value of the net assets of Graphite following determination of the actual purchase consideration for Graphite is reflected as an adjustment to additional paid-in capital. Upon consummation of the merger, the historical financial statements of LENZ became the historical consolidated financial statements of the combined company.
The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the unaudited Pro Forma Statement of Operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined balance sheet data assumes that the merger, private placement, and special cash dividend took place on December 31, 2023 and combines the historical balance sheets of Graphite and LENZ as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 assumes that the merger private placement, and special cash dividend took place as of January 1, 2023 and combines the historical results of Graphite and LENZ for the year ended December 31, 2023. The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of Article 11 of SEC Regulation S-X.
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position.
The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, progress or changes in product development and strategies, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Graphite and LENZ, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in, or incorporated by reference to, this Current Report on Form 8-K.
The accounting policies of Graphite may materially vary from those of LENZ. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the merger, management will conduct a final review of Graphite’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Graphite’s results of operations or reclassification of assets or

Exhibit 99.2
liabilities to conform to LENZ’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Exhibit 99.2
Unaudited Pro Forma Condensed Combined Balance Sheets
As of December 31, 2023
(In thousands)

	Graphite Bio, Inc. Historical	Lenz Therapeutics, Inc. Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$184,259	$35,140	$49,462	A	$208,870
			(59,991)	I
Investments in marketable securities	—	30,654	—		30,654
Restricted cash, current	1,602	—	—		1,602
Prepaid expenses and other current assets	2,160	1,450	(1,116)	C	2,494
Total current assets	188,021	67,244	(11,645)		243,620
Restricted cash, non-current	114	—	—		114
Property and equipment, net	—	54	—		54
Operating lease right-of-use assets	321	318	—		639
Deferred offering costs	—	2,739	—		2,739
Other assets	—	21	—		21
TOTAL ASSETS	$188,456	$70,376	$(11,645)		$247,187
LIABILITIES, CONVERTIBLE PREFERRED AND COMMON STOCK, AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$250	$5,711	$—		$5,961
Accrued compensation	1,534	—	(1,534)	B	—
Accrued expenses and other current liabilities	2,728	12,803	1,534	B	17,065
Operating lease liability, current	285	—	—		285
Other current liabilities	—	—	1,870	D	9,288
			7,418	E
Total current liabilities	4,797	18,514	9,288		32,599
Operating lease liabilities, non-current	77	192	—		269
Other noncurrent liabilities	—	121	—		121
Preferred stock warrants liability	—	871	(871)	J	—
Total liabilities	4,874	19,698	8,417		32,989
COMMITMENTS AND CONTINGENCIES					—
Convertible Preferred and Common Stock:
Series A convertible preferred stock	—	44,621	(44,621)	G	—
Series A-1 convertible preferred stock	—	9,893	(9,893)	G	—
Series B convertible preferred stock	—	82,976	(82,976)	G	—
Class B convertible common stock	—	5,900	(5,900)	G	—
Total convertible preferred and common stock	—	143,390	(143,390)		—

Exhibit 99.2

	Graphite Bio, Inc. Historical	Lenz Therapeutics, Inc. Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	1	10	—	A	—
			56	G
			(66)	H
			(1)	K
Additional paid-in capital	550,635	2,517	49,462	A	310,127
			(292,487)	L
Accumulated deficit	(367,054)	(95,245)	367,480	M	(95,935)
			(1,116)	C
Accumulated other comprehensive income	—	6	—		6
Total stockholders’ equity (deficit)	183,582	(92,712)	123,328		214,198
TOTAL LIABILITIES, CONVERTIBLE PREFERRED AND COMMON STOCK, AND STOCKHOLDERS' EQUITY	$188,456	$70,376	$(11,645)		$247,187

Exhibit 99.2
Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2023
(In thousands, except share and per share amounts)

	Graphite Bio, Inc. Historical	Lenz Therapeutics, Inc. Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Operating expenses:
Research and development	$32,137	$59,504	$371	C	$92,012
Selling, general and administrative	40,973	12,925	746	C	62,752
			7,418	E
			690	F
Restructuring and impairment costs	62,081	—	—		62,081
Total operating expenses	135,191	72,429	9,225		216,845
Loss from operations	(135,191)	(72,429)	(9,225)		(216,845)
Other income (expense):
Other	(338)	93	(123)	J	(368)
Loss on disposal of assets	(71)	—	—		(71)
Interest income	10,949	2,189	—		13,138
Total other income (expense), net	10,540	2,282	(123)		12,699
Net loss before income taxes	(124,651)	(70,147)	(9,348)		(204,146)
Income tax benefit	—	179	—		179
Net loss	(124,651)	(69,968)	(9,348)		(203,967)
Unrealized gain on investments in marketable securities	1,048	6			1,054
Comprehensive loss	$(123,603)	$(69,962)	$(9,348)		$(202,913)
Net loss per share, basic and diluted	$(2.19)	$(7.22)	N/A		$(8.18)
Weighted-average shares of common stock outstanding, basic and diluted	57,015,159	9,689,045	15,235,427	N	24,924,472

Exhibit 99.2
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.Description of the Transaction
Graphite, Merger Sub and LENZ have entered into the Merger Agreement, pursuant to which the Merger Sub merged with and into LENZ, with LENZ being the surviving company. As a result of the merger, LENZ is a wholly owned subsidiary of Graphite. Upon the effective time of the merger, all shares of LENZ capital stock outstanding immediately prior to the effective time, after giving effect to the preferred stock conversion and excluding any shares held in treasury stock by LENZ or owned by Graphite or any subsidiary of Graphite or LENZ and any dissenting shares, were converted into 13,654,408 shares of Graphite common stock in the aggregate, based on an exchange ratio of 0.2022, after giving effect to the reverse stock split. Graphite assumed outstanding and unexercised stock options and warrants to purchase shares of LENZ capital stock, and in connection with the merger they were converted into options and warrants to purchase shares of Graphite common stock based on the exchange ratio. On March 21, 2024, in connection with the transactions contemplated by the Merger Agreement, Graphite effected a reverse stock split of Graphite’s common stock, par value $0.00001 per share at a ratio of 1:7.
Immediately following the effective time of the merger, LENZ’s stockholders owned or held rights to acquire 65% of the combined company and Graphite stockholders owned or held rights to acquire 35% of the combined company, in each case, on a fully-diluted basis and, in the case of Graphite, using the treasury stock method (prior to giving effect to the private placement, any exercised options, and excluding any shares reserved for future grants under the 2024 Plan and the 2024 ESPP).
2.Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, gives effect to the merger and other events as if it had been consummated on January 1, 2023 and combine the historical statements of operations of Graphite and LENZ for the period then ended.
The unaudited pro forma condensed combined balance sheet as of December 31, 2023 gives effect to the merger and other events and combines the historical balance sheets of Graphite and LENZ as of such date. Based on LENZ’s preliminary review of LENZ’s and Graphite’s summary of significant accounting policies and preliminary discussions between management teams of LENZ and Graphite, the nature and amount of any adjustments to the historical financial statements of Graphite to conform its accounting policies to those of LENZ are not expected to be material. Following completion of the merger, further review of Graphite’s accounting policies may result in additional revisions to Graphite’s accounting policies and classifications to conform to those of LENZ.
For purposes of these pro forma financial statements, the estimated purchase price consideration consists of the following:

Amount
Estimated number of shares of the combined company to be owned by Graphite's stockholders(i)	8,429,509
Multiplied by the estimate fair value of Graphite's common stock(ii)	22.61
Total (in thousands)	$190,591
Estimated fair value of assumed Graphite equity awards based on pre-combination service (in thousands)(iii)	257
Total estimated purchase price (in thousands)	$190,848
__________________
(i)Reflects the number of shares of common stock of the combined company that Graphite equity holders owned as of the effective time of the merger pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Graphite common stock outstanding at December 31, 2023 as effected by the reverse stock-split, and contemplation of equity instruments that are in-the-money and expected to be net exercised using the treasury stock method.
(ii)Reflects the price per share of Graphite common stock, which is the closing bid price of Graphite common stock as reported by Nasdaq on March 18, 2024, as effected by the reverse stock split (See Note F).

Exhibit 99.2
(iii)Reflects the estimated acquisition-date fair value of the assumed Graphite equity awards attributable to pre-merger service outstanding as of the effective time of the merger.
For accounting purposes, LENZ is considered to be the acquiring company and the merger is accounted for as a reverse recapitalization of Graphite by LENZ because on the merger date, the pre-combination assets of Graphite are primarily cash, short-term investments, and other non-operating assets.
Under reverse recapitalization accounting, the assets and liabilities of Graphite were recorded, as of the completion of the merger, at their fair value, which is expected to approximate the carrying value of the pre-combination assets. The difference between the final fair value of the consideration transferred and the fair value of the net assets of Graphite following determination of the actual purchase price consideration for Graphite was reflected as an adjustment to additional paid-in capital. The subsequent financial statements of LENZ will reflect the combined operations of LENZ as the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the stockholders of the legal acquirer, Graphite, immediately prior to the effective time, and a recapitalization of the equity of the accounting acquirer, LENZ.
The accompanying unaudited pro forma condensed combined financial information is derived from the historical financial statements of Graphite and LENZ, and include adjustments to give pro forma effect to reflect the accounting for the merger and other events in accordance with GAAP. The historical financial statements of LENZ shall become the historical financial statements of the combined company.
LENZ and Graphite may incur significant costs associated with integrating the operations of LENZ and Graphite after the merger. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the merger.
The unaudited pro forma condensed combined financial information may differ from the final recapitalization accounting for a number of reasons, including the fact that the estimate of the fair value of Graphite’s net assets at closing is preliminary. The differences that may occur between the preliminary estimate and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
3.Shares of Graphite Common Stock Issued to LENZ Stockholders upon Closing of the Merger
At the closing of the merger, (i) each then-outstanding share of LENZ common stock was converted into the right to receive a number of shares of Graphite common stock equal to the exchange ratio, (ii) each then-outstanding share of LENZ preferred stock was converted into a number of shares of Graphite common stock equal to the exchange ratio multiplied by the aggregate number of shares of LENZ common stock into which each such share of LENZ preferred stock is then convertible, and (iii) each then-outstanding warrant to purchase LENZ preferred stock was converted into a warrant to purchase a number of shares of Graphite common stock equal to the exchange ratio multiplied by the number of shares of LENZ common stock issuable upon the conversion of the shares of LENZ preferred stock subject to the unexercised portion of such warrant. The exchange ratio for purposes of the unaudited pro forma condensed combined financial information of 0.2022 was derived on a fully-diluted basis using the treasury stock method for Graphite as of March 21, 2024 using a negotiated value of LENZ of approximately $231.6 million and of Graphite of approximately $126.7 million.
The number of shares of Graphite common stock that Graphite expects to issue to LENZ’s stockholders (ignoring rounding of fractional shares) as of March 21, 2024 is determined as follows:

Amount
Shares of LENZ common stock issued	11,838,624
Shares of LENZ Class B common stock and preferred stock outstanding	55,691,195
67,529,819
Exchange Ratio	0.2022
Shares of Graphite common stock expected to be issued to Lenz upon closing	13,654,408

Exhibit 99.2
4.Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements
Adjustments included in the column under the heading “Transaction Accounting Adjustments” reflect the application of the required accounting to the merger, private placement, and special cash dividend, applying the effects of the merger to LENZ’s and Graphite’s historical financial information. Further analysis will be performed after the completion of the merger to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.
Both LENZ and Graphite have a history of net operating losses and each maintains a full valuation allowance against their net deferred tax assets, and management has not identified any changes to the income tax positions due to the merger that would result in an incremental tax expense or benefit. Accordingly, management assumed a statutory tax rate of 0% and no tax-related adjustments have been reflected for the pro forma adjustments.
The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:
Transaction Accounting Adjustments:
A.To reflect the sale and issuance of approximately 3,559,565 shares of Graphite’s common stock with a par value of $0.00001, at a per share price of $15.03, by Graphite as a result of the Graphite private placement that occurred substantially concurrently with the closing of the merger for $53.5 million in gross proceeds, less an estimated $4.0 million in issuance costs.
B.To reclassify $1.5 million from accrued compensation to accrued expenses to conform Graphite’s balance sheet presentation to LENZ’s.
C.To derecognize $1.1 million of Graphite’s prepaid expenses including $0.7 million of prepaid directors’ and officers’ insurance and $0.4 million of research and development tax credits that cannot be utilized upon closing of the merger (See Note K).
D.To reflect preliminary estimated transaction costs of $1.9 million, not yet reflected in the historical financial statements, that are expected to be incurred by LENZ in connection with the merger, such as legal fees, accounting expenses and consulting fees, as an increase in accrued liabilities and a reduction to additional paid-in capital in the unaudited pro forma condensed combined balance sheet. As the merger is accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash and short-term investments, of Graphite, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital (See Note L).
E.To reflect preliminary estimated transaction costs of $7.4 million, not yet reflected in the historical financial statements, which are expected to be incurred by Graphite in connection with the merger, such as adviser fees, legal, and directors’ and officers’ liability insurance expenses, as an increase in other current liabilities and accumulated deficit in the unaudited pro forma condensed combined balance sheet and as selling, general and administrative expense in the unaudited pro forma condensed combined statement of operations (See Note K).
F.To reflect (1) $0.3 million of consideration transferred related to pre-combination service of replacement awards and (2) the post-combination share-based compensation expense of $0.7 million as an increase in additional paid-in-capital and accumulated deficit related to the acceleration of vesting upon the change of control and termination of employment for certain awards (See Note L).
G.Reclassification of $143.3 million to additional paid-in-capital, related to LENZ preferred stock, and reflecting the conversion of 52,947,011 shares of LENZ preferred stock and 2,744,184 shares of LENZ Class B common stock into LENZ common stock immediately prior to the merger to be exchanged for 11,260,672 shares of Graphite common stock at an exchange ratio of 0.2022.
H.Reclassification of $64,000 from LENZ common stock to additional paid-in-capital related to LENZ common stock outstanding as of December 31, 2023, after giving effect to the conversion of LENZ

Exhibit 99.2
preferred stock and Class B common stock discussed in Note G, that convert into Graphite common stock at an exchange ratio of 0.2022. The par value of LENZ common stock is $0.001 while the par value of Graphite common stock is $0.00001, which has been reflected as a decrease to the par value of LENZ common stock.
I.Concurrent with the closing of the merger, a special cash dividend of $60.0 million will be paid to Graphite stockholders.
J.Represents the conversion of LENZ’s preferred warrants into warrants to purchase Graphite common stock upon the closing of the merger, resulting in a reduction in the warrant liability of $0.9 million. Also represents the elimination of other income (loss) of $0.1 million as these warrants were recorded at fair value, and subsequently adjusted to their current fair value at each reporting period with changes reflected in earnings, for warrants that convert upon consummation of the merger.
K.To reflect the elimination of Graphite’s historical net equity, which represents the net assets acquired in the reverse capitalization:
Footnote to eliminate Historical Graphite net equity and net assets

Amount
Pre-combination Graphite additional paid-in Capital:
Historical Graphite additional paid-in capital	$(550,635)
Pre-combination Graphite accumulated deficit:
Historical Graphite accumulated deficit	367,054
Graphite transaction costs (Note E)	7,418
Derecognition of Graphite prepaid expenses (Note C)	1,116
Total pre-combination Graphite accumulated deficit	375,588
Graphite common stock	(1)
Total adjustment to historical equity (net assets of Graphite)	$(175,048)
L.The pro forma adjustments recorded in additional paid-in capital as noted include:
Adjustments to Additional Paid-in Capital

Amount
Elimination of pre-combination Graphite additional paid-in capital (Note K)	$(550,635)
Record acquisition of Graphite historical net assets (Note K)	175,048
Expected transaction costs of LENZ (Note D)	(1,870)
Share-based compensation expense related to Graphite's acceleration of options upon a change-in-control (Note F)	690
Cash dividend paid to Graphite's shareholders upon a change-in-control (Note I)	(59,991)
Conversion of LENZ preferred stock into LENZ common stock (Note G)	143,334
Conversion of historical LENZ common stock issued at December 31, 2023 (Note H)	66
Conversion of LENZ preferred warrants into Graphite common warrants (Note J)	871
Total adjustments to additional paid-in capital	$(292,487)

Exhibit 99.2
M.The pro forma adjustments recorded to accumulated deficit as noted include:
Adjustments to accumulated deficit

Amount
Elimination of historical Graphite accumulated deficit (Note K)	$367,054
Share-based compensation expense related to Graphite's acceleration of options upon a change-in-control (Note F)	(690)
Derecognition of Graphite prepaid expenses (Notes C)	1,116
Total adjustment to accumulated deficit	$367,480
N.The pro forma basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the total number of shares of common stock of the combined company for the respective periods including the 1:7 reverse stock split that was effected by Graphite on its common shares. For the year ended December 31, 2023, the pro forma weighted average shares outstanding has been calculated as follows:

For the Year Ended December 31, 2023
LENZ weighted-average shares of common stock outstanding	9,689,045
Impact of LENZ convertible preferred and Class B common stock assuming conversion as of January 1, 2023	55,691,195
Total	65,380,240
Application of the exchange ratio to historical LENZ weighted-average shares outstanding	0.2022
Adjusted LENZ weighted-average shares outstanding	13,219,884
Issuance of shares in the Graphite private placement	3,559,565
Historical Graphite weighted-average shares of common stock outstanding	8,145,023
Total pro forma weighted-average shares outstanding	24,924,472